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                                                                   EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
North Fork Bancorporation, Inc.:



We consent to the use of our report, dated April 10, 2000, incorporated by reference in Amendment No. 3 to Form S-4 of North Fork Bancorporation, Inc., (registration No. 333-32492) relating to the supplemental consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report is included in the current report on Form 8-K of North Fork Bancorporation, Inc. dated April 18, 2000.



We also consent to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP
KPMG LLP
New York, New York
May 15, 2000